EXIBIT 24.1

                                POWER OF ATTORNEY


                  KNOW ALL PERSONS BY THESE PRESENTS, that FINANCIAL SERVICES VEHICLE TRUST ("Grantor"), a business trust formed under the laws of the State of Delaware, does hereby appoint BMW FINANCIAL SERVICES NA, LLC (as successor in interest to BMW Financial Services NA, Inc.) ("Grantee"), a Delaware limited liability company located at 300 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07675, as its attorney-in-fact, with full power of substitution, and hereby authorizes and empowers Grantee, in the name of and on behalf of Grantor, to take the following actions from time to time with respect to certain filings referred to in the Servicing Agreement dated as of August 30, 1995 between Grantor and Grantee, as supplemented by the Series 2000-A Servicing Agreement, dated as of November 1, 2000 ("Servicing Agreement") for the purposes of enabling Grantee in the name of the Grantor to:

                  1. Sign Grantor's name to any (i) periodic sales and use or property (real or personal) tax reports, (ii) periodic renewals of licenses and permits, (iii) periodic renewals of qualification to act as a trust and a business trust, or (iv) other periodic governmental filing, registration or approvals (collectively, "Filings"), arising with respect to or required of the Grantor or the Trustee; and

                  2. Identify any surety bonds or other ancillary undertakings required of the Grantor or the Trustee in respect of any Filing, execute and deliver any and all instruments and take and all further action in the name of and on behalf of Grantor as may be required or deemed desirable to accomplish any and all of the foregoing and carry out the purposes of this Power of Attorney.

                  Grantee is hereby empowered to do any and all lawful acts requisite for effecting such Filings and the payment of such fees, costs and taxes as necessary to complete these actions, and Grantor hereby ratifies and confirms any and all lawful acts that Grantee shall do pursuant to and in conformity with this Power of Attorney.

                  This Power of Attorney is revocable upon notice by Grantor, and if not earlier revoked shall expire upon the earlier of (a) the termination of that certain Trust Agreement, Amended and Restated as of September 27, 1996, as further amended as of May 25, 2000, by and among BMW MANUFACTURING L.P. and CHASE MANHATTAN BANK DELAWARE (predecessor in interest to Chase Manhattan Bank USA, N.A.) and (b) the termination of that certain Servicing Agreement.

                  Grantor executes this power of attorney with the intent to be legally bound hereby, and with the intent that the execution shall have the full dignity afforded by the accompanying witnessing and notarization and all lesser dignity resulting from the absence of such witnessing and notarization or any combination thereof.

                  All capitalized terms used herein shall, unless defined herein, have the respective meaning set forth in the Trust Agreement.

                            [SIGNATURES ON NEXT PAGE]

                  Dated this ___ day of October, 2000



                               FINANCIAL SERVICES VEHICLE TRUST



                               By:      CHASE MANHATTAN BANK USA, N.A.
                                        as Trustee



                                        By:__________________________________
                                        Name:
                                        Title:



                               [CORPORATE SEAL]

                               Address: 1201 Market Street
                                        Wilmington, Delaware 19801



Signed, sealed and delivered in the presence of:



-----------------------
[Unofficial Witness]






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